Exhibit 99.1

Applied Energetics, Inc.

Applied Energetics Completes Acquisition of Certain Assets of Applied Optical Sciences

Tucson, AZ, July 12, 2019 -- Applied Energetics, Inc. (OTCQB: AERG), today announced that the Company has completed the acquisition of certain assets of Applied Optical Sciences, Inc. (“AOS”), an innovator in developing technologies and intellectual property related to the application of optical physics in a broad range of areas, including photonics and advanced Ultra-Short Pulse (“USP”) laser development.

Founded by Dr. Stephen McCahon in April 2010, AOS is a privately held corporation located in Tucson, Arizona. Dr. McCahon is also an original co-founder of Applied Energetics and will serve as its Chief Scientist and full-time consultant to Applied Energetics.

“We’re excited about the assets we purchased from AOS, which will immediately broaden our product offerings and accelerate our innovation in the rapidly growing area of ultra-short pulse lasers,” said Gregory J. Quarles, Ph.D., president and chief executive officer of Applied Energetics. “This transaction also demonstrates our commitment to driving shareholder value by reestablishing our relationship with U.S. Department of Defense, as AOS was under separate co-development contracts with two defense contractors involving specific areas of directed energy and rapidly evolving advanced optical physics-based technologies. These contracts are transitioning to AE and we now have an integrated team working with the customers. Finally, the combination adds depth to our management and technical team which will be invaluable as we seek to win more opportunities with existing and new potential customers.”

ABOUT APPLIED ENERGETICS INC.

Applied Energetics, Inc., “AE” based in Tucson, Arizona, specializes in development and manufacture of advanced high-performance lasers, high voltage electronics, advanced optical systems, and integrated guided energy systems for defense, aerospace, industrial, and scientific customers worldwide. Applied Energetics pioneered and holds all crucial intellectual property rights to the development and use of Laser Guided Energy (LGE) technology and related solutions for commercial, defense and security applications, and are protected by 25 patents and 11 additional Government Sensitive Patent Applications “GSPA”. The company’s 11 GSPA’s are held under secrecy orders of the US government and allow AE greatly extended protection rights.

For more information, visit www.aergs.com

FORWARD LOOKING STATEMENTS

Certain statements in this press release constitute forward-looking statements within the meaning of the Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements include all statements that do not relate solely to the historical or current facts and can be identified by the use of forward-looking words such as “may”, “believe”, “will”, “expect”, “project”, “anticipate”, “estimates”, “plans”, “strategy”, “target”, “prospects” or “continue”, and words of similar meaning. These forward-looking statements are based on the current plans and expectations of our management and are subject to a number of uncertainties and risks that could significantly affect our current plans and expectations, as well as future results of operations and financial condition and may cause our actual results, performances or achievements to be materially different from any future results, performances or achievements expressed or implied by such forward-looking statements. We do not assume any obligation to update these forward-looking statements to reflect actual results, changes in assumptions, or changes in other factors affecting such forward-looking statements.

For more information contact:

Cameron Associates, Inc.

Investor Relations - Kevin McGrath, Managing Director

T: 212-245-4577

kevin@cameronassoc.com